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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 27, 2001


                             OXFORD AUTOMOTIVE, INC.
             (Exact name of Registrant as specified in its charter)



         Michigan                    333-75849             38-3262809
(State or other jurisdiction     (Commission File        (IRS Employer
      of incorporation)              Number)             Identification No.)



                             1250 Stephenson Highway
                              Troy, Michigan 48083
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (248) 577-1400



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.  OTHER EVENTS

On March 30, 2001, Oxford Automotive, Inc, headquartered in Troy, Michigan, a leading full-service automotive supplier of high quality engineered metal components, assemblies and modules announced that it will close plants, eliminate jobs and take a one-time after tax restructuring charge of approximately $43 million ($71 million pre-tax). Approximately $37 million of the charge will be recorded in its fourth quarter of fiscal ended March 31, 2001, with the balance to be reflected in the first two quarters of fiscal year ended March 31, 2002.

This capacity rationalization action anticipates the closure of four North American plants and will result in the elimination of up to 500 jobs of the North American salaried and hourly workforce. These actions will reduce excess capacity and result in the transfer of substantially all of the products manufactured in the closed facilities to other Oxford Automotive facilities.

In accordance with the Company's ongoing assessment of global market opportunities this action represents a strategic repositioning of available production capacity. The decision to close these facilities reflects the Company's response to changing global market conditions, especially in North America for the Company's key product lines. The recent decline in North American vehicle production has accelerated the implementation of the strategic realignment of production capacity.

Oxford should benefit from a lower fixed cost structure resulting in annual pre-tax fixed cost savings of approximately $19 million. Oxford expects that the capacity rationalization action will result in net cash charges of approximately $13 million during the fiscal year ending March 31, 2002. The rationalization charge includes a $35 million write-down of the net book value of excess, obsolete and non-core assets. The plan anticipates the recovery of the net realizable value of these assets in excess of $40 million by the end of fiscal year 2003.

As of March 30, 2001, the Company is in the process of obtaining a waiver under its revolving line of credit for the quarter ended March 31, 2001, relating to certain requirements to maintain maximum total debt to EBITDA and minimum interest coverage to EBITDA.

The Company will host a conference call on April 2, 2001 at 10:00 a.m. EST with slides available on Bloomberg at SSRD <GO>, under option 2) Fixed Income <GO>. The dial in number is 888-273-9886 domestic or 612-332-0718 international. A replay of this recording will be available from 4:30 p.m. EST on April 2 through April 9 and on Bloomberg. To access this recording, dial 1-800-475-6701 domestic or 320-365-3844 international, and enter access code 579886 or on Bloomberg per above instructions.


FORWARD-LOOKING STATEMENTS

This report contains statements relating to such matters as anticipated financial performance, business prospects and other matters that may be construed as forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company may from time to time publish or communicate other statements that could also be construed to be forward-looking statements. These statements are, or will be, based on the Company's estimates, assumptions and projections, and are subject to risks and uncertainties, including those specifically listed below, that could cause actual results to differ materially from those included in the forward-looking statements.

The risks and uncertainties that may affect the operations, performance, development and results of operations of the Company include the following: (1) the original equipment manufacturer ("OEM") supplier industry is highly cyclical and, in large part, impacted by the strength of the economy generally, by prevailing interest rates and by other factors which may have an effect on the level of sales of automotive vehicles; (2) future price reductions, increased quality standards or



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additional engineering capabilities may be required by the OEMs, which are able to exert considerable pressure on their suppliers; (3) the OEMs may decide to in-source some of the work currently performed by the Company; (4) work stoppages and slowdowns may be experienced by OEMs and their Tier 1 suppliers, as a result of labor disputes; (5) there may be a significant decrease in sales of vehicles using the Company's products or the loss by the Company of the right to supply any of such products to its major customers; (6)increased competition could arise in the OEM supplier industry; (7) changing federal, state, local and foreign laws, regulations and ordinances relating to environmental matters could affect the Company's operations; and (8) there may be unfavorable currency exchange rates relative to the U.S. dollar, which could impact the Company's operations.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            OXFORD AUTOMOTIVE, INC.

                            /s/ Aurelian Bukatko
                            -------------------------------------------------
                            Aurelian Bukatko,
                            Executive Vice President and Chief Financial Officer

Dated:   March 30, 2001